Exhibit 99.2

SCBT Financial Corporation and

Sun Bancshares, Inc.

Merger Q&A

Q.  What are the primary benefits for the companies to enter into this merger agreement?

A.  The primary benefit is that it allows SCBT Financial Corporation to expand into the high-growth coastal area of South Carolina.  The Myrtle Beach MSA is the 13th fastest growing metropolitan area in the nation, growing 36.5% in the last decade.  The Myrtle Beach area alone accounts for 20% of the total building permits statewide.  Horry and Georgetown counties make up 6.5% of South Carolina’s population.  As of June 30, 2005, these two counties had total deposits of about $4.5 billion.

The primary benefit for Sun Bancshares is access to more capital for growth and expansion, more banking products and services for its customers, and access to a wider branch and ATM network.

Q.  Describe the new corporate entity.

A.  Sun Bancshares, Inc., the parent company for SunBank, N.A., will merge into SCBT Financial Corporation.  SunBank will join SCBT as its third subsidiary bank.

Q.  How old is SunBank?

A. SunBank will be five years old in November 2005.

Q.  Will there be changes in the board of directors and senior management teams at either bank?

A.  John Pollok, chief operating officer of SCBT, will join the board of SunBank, N.A. and Dalton B. Floyd, Jr., chairman of Sun Bancshares, will join the board of directors of SCBT Financial Corporation.  There are no anticipated changes to the senior management team of SunBank or SCBT Financial in the foreseeable future.

Q.  Will SunBank’s branches become SCBT branches?

A.  For now, they will continue to operate as branches of SunBank, which will be a separate subsidiary of SCBT Financial Corporation.

Q.  Why operate SunBank as a separate subsidiary?

A.  The agreed-upon terms of the merger agreement specify that SunBank will operate as a separate subsidiary for a period of time.  We have experience in operating a multi-bank company and believe this will work smoothly.

Q.  What opportunities for cost savings will there be?

A.  We can consolidate some support functions and the data processing into SCBT.

Q.   What does this mean for the shareholders of Sun Bancshares, Inc.?

A.   It will provide them with greater liquidity than they have at present.  They will receive shares that trade on the NASDAQ National Market for SCBT Financial Corporation (NASDAQ: SCBT), which is a larger company with more shareholders, more shares outstanding, and greater trading volumes.  Additionally, SCBT has long paid shareholders a quarterly cash dividend, which has not yet been possible for Sun Bancshares to pay on its stock.  And, of course, these new shareholders would benefit from any potential price appreciation in SCBT’s shares.

Q.  From a customer perspective, what is the upside of the merger?

A.  The personal service that customers of both banks now enjoy will not change.  SunBank customers will now have access to a wider array of products and services, including the ability to handle larger commercial credit needs.  SunBank customers can now have the convenience of the larger statewide network of banking locations and SCBT customers will now have two additional banking locations and a loan production office in the Horry and Georgetown county markets.

Q.  How did this deal come about?  Was it an auction process?

A.  Our two companies actually talked in late 2004 about a potential combination.  We revisited the subject in the second quarter of this year and agreed that a business combination would be beneficial.  This was not a competitive bid process.

Q.  Was a need for capital Sun Bancshares’ main impetus for merging?

A.  No.  This was basically an opportunity for our two companies to pair together to accelerate our similar styles of relationship banking within this important region of South Carolina.

Q.  What is the total asset figure for the combined operations?

A.  Presently, on a pro forma basis, total assets of the combined operations would be approximately $1.8 billion.

Q.  What are the combined figures of the two banks as they relate to loans and deposits?

A.  Currently, on a pro forma basis, combined loans would total approximately $1.4 billion and combined deposits would also be approximately $1.4 billion.

Q.  When do you expect the merger to be finalized?

A.  We expect the merger to be completed in the fourth quarter of 2005, pending regulatory and Sun Bancshares shareholder approvals.

Q.  Is this indicative of a future merger and acquisition strategy?

A.  Upon completion of this merger, we will have done two strategically important acquisitions in 2005.  Right now, our focus is on the execution and profitable operations of these two projects.

Q.  Do you have further expansion plans in the Myrtle Beach/Grand Strand area?  If so, are you looking to build de novo offices or do additional mergers there?

A.  We would like to add some other offices in this market, but we are not set on any exclusive method or rigid timeline.

Q.  Does SCBT have any preferred methods for eventual entry into other specific areas of the state?

A.  Not necessarily.  We would like to eventually complete our footprint within all the major markets in the state, but again, we are not set on any strict timeline or particular mode of entry.

Q.  What coastal county of South Carolina will you not be operating in after this merger?

A.  We don’t have an office in Charleston County, but we do operate in Summerville and other contiguous markets.